Exhibit 99.2

CONSENT OF PIPER SANDLER & CO.

Adaptimmune Therapeutics plc

60 Jubilee Avenue, Milton Park

Abingdon, Oxfordshire OX14 4RX

United Kingdom

The Board of Directors:

We understand that Adaptimmune Therapeutics plc (the “Company”) has determined to include our opinion letter (the “Opinion”), dated March 5, 2023, to the Board of Directors of TCR2 Therapeutics Inc. (“TCR2”), as part of Amendment No. 1 to the Company’s Registration Statement (File No. 333-271145) on Form S-4 (the “Registration Statement”) solely because such Opinion is included in the joint proxy statement/prospectus that forms a part of the Registration Statement to be delivered to the Company’s stockholders in connection with the proposed merger involving the Company and TCR2.

In connection therewith, we hereby consent to the inclusion of our Opinion as Annex E to, and references thereto under the headings “Summary—Opinion of TCR2’s Financial Advisor”; and “The Merger—Background of the Merger”, “—TCR2’s Reasons for the Merger; Recommendation of the TCR2 Board that TCR2 Stockholders Approve the Merger Proposal”, “—Opinion of the TCR2’s Financial Advisor” and “—Certain TCR2 Unaudited Prospective Financial Information” in the joint proxy statement/prospectus that forms a part of, the Registration Statement. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Piper Sandler & Co.

Piper Sandler & Co.

April 18, 2023